EXHIBIT 10(viii)(b)

EMPLOYMENT AGREEMENT

                    THIS AGREEMENT, effective _____________, is between THE CLOROX COMPANY, a Delaware corporation (the "Company"), and ______________ (the "Executive").

RECITAL

                    The Company and the Executive want to enter a written agreement concerning the terms of the Executive's employment with the Company and the terms of the termination of that employment.

TERMS OF AGREEMENT

1.       Term of Employment.

          (a)          Basic Term.  The term of this Agreement shall commence on the effective date of this Agreement and end upon the earliest of (i) the second anniversary thereof (the "Term Date"), as, and to the extent, extended under Section 1 (b), (ii) the date upon which the Executive's employment is terminated in accordance with Section 4, and (iii) the first day of the month following the Executive's 65th birthday.

Extension of Term.  Subject to Section 1(a)(iii) and to Section 4, the Term Date will be automatically extended from the inception of this Agreement until the Company gives the Executive written notice that automatic extension has ceased and that this Agreement is to be terminated on the Term Date as extended to that point.  The Company's right not to extend the Agreement shall be with or without cause, and the Company's exercise of its right not to extend the Agreement will not necessarily terminate the Executive's employment with the Company.

(c)   Certain Definitions.

The "Average Annual Bonus" shall mean the average annual bonus the Executive received for the three (3) completed fiscal years immediately preceding the Date of Termination under the Company’s Annual Incentive Plan (“AIP Plan”) and/or the Company’s Executive Incentive Compensation Plan (“EIC Plan”), provided that the First Year Bonus Target, shall be used in the average computation for any year in which the Executive was not eligible to participate in the AIP Plan and /or the EIC Plan for the full fiscal year.

(ii) “Bonus Target” means the annual bonus that the Executive would have received in a fiscal year under the AIP Plan and/or the EIC Plan, if the target goals had been achieved.

(iii) “First Year Bonus Target” means the Executive’s Bonus Target as of June 30 for the first fiscal year in which he was eligible to participate in the AIP Plan and/or the EIC Plan.

2.       Position, Duties, Responsibilities.

          (a)          Position.  The Company agrees to continue the Executive in its employ, and the Executive agrees to continue employment with the Company subject to the terms and conditions of this Agreement.  The Executive shall devote his best efforts and the equivalent of full time employment to the performance of the services customarily incident to the Executive's current office and to such other services as may be reasonably requested by the Board.  The Company shall retain full direction and control of the means and methods by which the Executive performs the above services and of the place(s) at which such services are to be rendered.

          (b)          Other Activities.  Excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal hours to the business and affairs of the Company, and to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities.  It shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions on a part-time basis not to exceed five hours per week in the aggregate and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.  It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

3.       Salary; Incentive Compensation; Benefits; Expenses.

          a)          Salary.  In consideration of the services to be rendered hereunder, including, without limitation, services to any Affiliated Company, the Executive shall be paid an annual base salary ("Annual Base Salary") beginning at the level being paid on the effective date, payable at the times and pursuant to the procedures regularly established, and as they may be amended, by the Company during the course of this Agreement.  The Annual Base Salary shall be reviewed periodically in accordance with the Company's regular administrative practice for adjusting salaries of Executive Officers (the Chairman of the Board, the CEO, the President and other members of the Management Executive Committee).  The Company may reduce the Executive's salary only if the salaries of other Executive Officers of the Company are at the same time being similarly adjusted and if the percentage reduction in the Executive's salary does not exceed that of the other Executive Officers.

          (b)          Annual Incentive Plan; Executive Incentive Compensation Plan; Long Term Compensation Program.  The Executive shall be entitled to participate in the Company's Annual Incentive Plan (the “AIP Plan”), the Executive Incentive Compensation Plan (the "EIC Plan") and Stock-Based Long-Term Compensation Program (the "LTC Program") in accordance with the Company's practice for administering the AIP Plan, the EIC Plan and the LTC Program with respect to Executive Officers, unless the Company suspends or terminates one or more of the AIP Plan, the EIC Plan or the LTC Program.  For purposes of this Agreement, "LTC Program" encompasses Stock-Based Awards made to the Executive under the 1987 Long-Term Incentive Plan, 1996 Stock Incentive Plan or any subsequent stock-based incentive compensation plan.

          (c)          Benefits.  As he becomes eligible therefor, the Company shall provide the Executive with the right to participate in and to receive benefits from all present and future welfare benefit plans, practices, policies and programs (including without limitation, medical, prescription drugs, dental, disability, salary continuance, severance pay, employee life, group life, accidental death and travel accident insurance plans and programs), all incentive savings and retirement plans, practices and programs, including without limitation the Supplemental Executive Retirement Plan (the "SERP"), and all similar benefits, made available generally to Executive Officers of the Company.  The Executive shall be entitled to annual vacation as determined in accordance with Company policy, which shall be taken with the prior approval of the Company.  The amount and extent of benefits to which Executive is entitled shall be governed by each specific benefit plan, as it may be amended from time to time.  The Executive shall also be entitled to the death and disability benefits described in Section 4.  The Company may suspend or terminate any benefit plan described in this Section 3(c).

          (d)          Expenses.  The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company's general policies, as they may be amended from time to time during the course of this Agreement.

4.          Termination of Employment.

          (a)          By Death.  The Executive's employment shall terminate automatically upon his death.  The Company shall pay to the Executive's beneficiaries or estate, as appropriate, the salary to which he is entitled pursuant to Section 3 (a) through the end of the month in which death occurs.  The Company shall also pay the Executive's beneficiaries or estate, as appropriate, a pro rata portion (through the date of death) of the Executive's target AIP and EIC Plan award for the fiscal year of his death.  After the payments called for in this Section 4(a) are made, the Company’s obligations hereunder shall terminate.  This Section shall not affect entitlement of the Executive's estate or beneficiaries to death benefits under any benefit plan of the Company.

          (b)          By Disability.  Should the Executive begin to receive benefits under the Company's Long Term Disability Plan, the Executive's employment may terminate at the Company's option.  If the Company so elects, the Company shall pay the salary to which the Executive is entitled pursuant to Section 3(a) through the date of termination, and in lieu of any AIP and EIC Plan award under Section 3(b) for the fiscal year in which termination occurs, the Company shall pay the Executive a pro rata portion (through the termination date) of the Executive's target AIP and EIC Plan award for the fiscal year of the termination.  Thereafter the Company's obligations hereunder shall terminate.

          (c)          By Company For Cause.  The Company may terminate the Executive's employment for Cause (as defined below) at any time without notice and without liability.  The Company shall pay the Executive the salary to which he is entitled pursuant to Section 3(a) through the end of the day upon which termination occurs, and thereafter the Company's obligations hereunder shall terminate. The Executive shall not be entitled to any AIP and EIC Plan award pursuant to Section 3(b) for the fiscal year in which termination occurs.  Termination shall be for Cause if:

                    (i) the Executive willfully neglects significant duties he is required to perform or willfully violates material Company policy, and, after being warned in writing, continues to neglect such duties or continues to violate the specified Company policy;

                    (ii) the Executive commits a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude;

                      (iii) the Executive exhibits gross negligence in the course of employment;

                    (iv) the Executive fails to obey a lawful direction of the Board of Directors; or

                        (v) the Executive acts in any other manner inconsistent with the Company’s best interests and values.

          (d)          By the Executive or the Company At Will.

                    (i) Termination by the Company.  The Company may, at any time, terminate the Executive's employment without Cause.  If the Company does so, the severance payment provisions of Section 6 shall apply and the Company shall have no additional liability.  The Executive hereby agrees that the Company may dismiss him under this Section 4(d)(i) without regard (A) to any general or specific policies (whether written or oral) of the Company relating to the employment or termination of its employees, or (B) to any statements made to the Executive, whether made orally or contained in any document, pertaining to the Executive's relationship with the Company.  Nothing in this Section 4(d)(i) shall prevent the Company from exercising its right under Section 4(c) to terminate the Executive's employment for Cause, and such a termination (regardless of when made) shall not give rise to damages under Section 6.

                       (ii) Termination by the Executive.  Except in the case of Retirement as provided in Section 4(d)(iii), the Executive may, upon giving at least 10 business days' written notice to the Company, terminate his employment, without liability, for any reason.  If the Executive terminates his employment pursuant to this Section 4(d)(ii), the Company shall pay the Executive  the salary  to which he is entitled pursuant to Section 3(a) through the end of the 10 business days notice period, and thereafter the Company's obligations hereunder shall terminate.  The Executive shall not be entitled to any AIP and EIC Plan award pursuant to Section 3(b) for the fiscal year in which he terminates.

                    (iii) The Executive's Retirement.  If the Executive is eligible to begin receiving benefits pursuant to the SERP, then upon giving at least three month's written notice to the Company of his election to do so, the Executive may terminate his employment and begin receiving SERP benefits.  Such a termination constitutes "Retirement" for purposes of this Agreement.  Upon the Executive's Retirement, the Company shall pay the Executive the salary to which he is entitled pursuant to Section 3(a) through the last day of his employment.  In addition, the Executive shall be entitled to receive a pro rata portion calculated upon the proportion of the fiscal year during which the Executive was employed of the Executive's AIP and/or EIC Plan award for the fiscal year of his Retirement.  The award will be paid after the close of the fiscal year at the same time that AIP and EIC Plan award payments are made to employed Executives.  The award will be a percentage of the Executive's AIP and/or EIC Plan target award for that fiscal year based upon the application of the overall corporate results factor and the division and/or functional results factor, if applicable, of the AIP and/or EIC Plan award calculation matrix.  The award will not be based on any personal objectives factor; thus, the individual modifier to be applied to the corporate and business and/or functional results will be calculated at 100%.

          (e)          Termination Obligations.

                    (i) The Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Executive in the course of or incident to his employment, belong to the Company and shall, if physically returnable, be promptly returned to the Company upon termination of his employment.  "Personal property" includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, computer media or materials, or copies thereof, and Proprietary Information (as defined below).  Following termination, the Executive will not retain any written or other tangible material containing any Proprietary Information.

                    (ii) Upon termination of his employment, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any Affiliated Company, and will execute a letter of resignation if requested.

                    (iii) The Executive's obligations under Sections 4(e), 5, 7 and 14 shall survive termination of his employment and the expiration of this Agreement.

5.       Post Termination Obligations.

          (a)          Proprietary Information Defined.  "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any Affiliated Company, or to its clients, consultants, or business associates, unless:  (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in the Executive's possession or part of his general knowledge prior to his employment by the Company; or (iii) the information is disclosed to the Executive without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

          (b)          General Restrictions on Use of Proprietary Information.  The Executive agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of the Company and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company's premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during his employment to the extent necessary to carry out the Executive's responsibilities under this Agreement, and (ii) after termination of his employment as specifically authorized in writing by the Board.

          (c)          Non-Solicitation and Non-Raiding.  To forestall the disclosure or use of Proprietary Information in breach of Section 5(b), and in consideration of this Agreement, Executive agrees that for a period of two years after termination of his employment, he shall not, for himself or any third party, directly or indirectly (i) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, including, without limitation, the solicitation of its customers as to products which are directly competitive with products sold by the Company at the time of the Executive's termination, or interference with any of its suppliers or customers, or (ii) solicit for employment any person employed by the Company, or by any Affiliated Company, during the period of such person's employment and for a period of one year after the termination of such person's employment with the Company.

          (d)          Contacts with the Press.  Following termination, the Executive will continue to abide by the Company's policy that prohibits discussing any aspect of Company business with representatives of the press without first obtaining the permission of the Company's Public Relations Department.

          (e)          Remedies.  Nothing in this Section 5 is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act (California Civil Code Section 3426), or otherwise available under law.

6.          Severance Payments; Requirement of Mitigation; Release.

          (a)          Severance Payments.  The Company and the Executive acknowledge that it would be impractical or extremely difficult to fix the Executive's actual damages in the case of termination at will by the Company pursuant to Section 4(d)(i).  Therefore, in the event of such a termination and notwithstanding any other provision of this Agreement, in exchange for and in consideration of Executive's execution and non-revocation of a General Release ("Release") in a form substantially equivalent to the attached Exhibit, and subject to the mitigation provisions of Section 6(b), the Executive shall be entitled to severance payments made up of the following components:

                    (i) Salary Component.

                           Payment, promptly after termination, of a lump sum amount equal to salary, at a monthly rate equal to the highest monthly base salary rate in effect during the twelve month period preceding the termination of employment times the number of months in the remaining term of this Agreement as determined in Sections 1(a)(i) or (iii) had the termination not occurred, or until the Executive's death if that occurs first (the "Severance Payment Period").

(ii) AIP and EIC Plan Components.

                                    (A) Payment, promptly after termination, of a lump sum amount equal to 75% of his Average Annual Bonus, prorated to the date of termination.

                                (B) In addition, payment, promptly after termination, of a lump sum amount equal to 75% of the Executive's Average Annual Bonus times the number of months remaining in the Severance Payment Period divided by twelve (12).

                    (iii) Medical/Dental Plans Component.

                                (A) Continuation for the Severance Payment Period on the same basis as an employee of the Company of the right to participate in any Medical and/or Dental Benefit Plans as and if offered by the Company to its salaried employees.  The Executive shall not participate in any other Company sponsored welfare benefit plans after the termination of employment.

                                (B) In addition, if at the end of the Severance Payment Period the Executive will be age 55 or older and at least 10 years will have passed since the beginning of the Executive's last period of employment with the Company, continuation of the right to participate in Medical and/or Dental Plans as and if offered to former employees whose employment terminated at or after age 55 with ten or more years of service on the same terms and conditions as for such former employees including premium contributions from the Executive as in effect from time to time.  Such right to participate shall apply from the time such coverage would otherwise terminate pursuant to (iii)(a) and shall continue until the Executive attains age 65; thereafter the Executive may participate in the Company's Retiree Health Plan as and if it may exist from time to time in the future, if he would be eligible to participate pursuant to the terms of that Plan.

                       (iv) SERP Component.

                       Continuation of benefit credits and service accruals under the SERP during the Severance Payment Period, if, at the end of that period and taking into account such service accruals the Executive will be age 55 or older and will be credited with ten or more years of service under the SERP.  During this period, benefit credits shall be based on the compensation required to be paid under (i) and (ii)(A) and (B), above, without regard to any adjustment made pursuant to paragraph 6(b) below.

                    (v) LTC Program Component.

                                   (A) If the Executive qualifies for continuation of benefit credits and service accruals under the SERP pursuant to (iv) above, then for purposes of the LTC Programs his termination of employment will be deemed to be a Termination of Employment Due to Retirement occurring at the end of the Severance Payment Period if the Executive irrevocably elects prior to the beginning of the Severance Payment Period to begin retirement benefits under the Company's Pension Plan and the SERP at the conclusion of the Severance Payment Period.  If he does not so elect, all LTC Program awards which remain at the date of termination will be treated pursuant to subsection (B) below.

                                (B) If the Executive does not qualify for continuation of benefit credits and service accruals under the SERP pursuant to (iv) above, or does not make the election described in Section 6(a)(v)(A), then for purposes of all LTC Program awards, he will be deemed to have terminated employment on the day prior to the beginning of the Severance Payment Period.  Whether any LTC Program award is forfeited in such a case will be determined by the terms of the award and the plan pursuant to which it was awarded.

                    (vi) Automobile Component.

                           The Executive shall be entitled to purchase the Company-leased automobile, if any, being used by the Executive prior to termination at the "buyout amount" specified by the vehicle's lessor.

The parties acknowledge that the amounts and benefits provided in (i) through (vi) above constitute a reasonable estimate of and compensation for any damages the Executive may suffer as the result of his termination of employment under this Agreement.

If the Executive does not execute, or having executed, effectively revokes the Release, the Company will not be obligated to provide any benefits or payments of any kind to the Executive.

          (b)          Coordination of Benefits.  The Executive's medical and dental benefit coverage under 6(a)(iii)(A) and/or (B) shall be secondary to medical and/or dental coverage provided to the Executive by a subsequent employer and the Executive will make every good faith effort to participate in any such coverage.  For any period during which the Executive does not make such a good faith effort the Executive's medical and dental plan coverage under 6(a)(iii)(A) and/or (B) shall be completely suspended.  If medical and dental benefit coverage ceases to be provided by the subsequent employer, Executive may have his 6(a)(iii)(A) and/or (B) coverage from the Company become his primary coverage again.  The Severance Payment Period shall not be subtracted from the period of months for which the Executive is eligible for benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985.

          (c)          Lack of Participation in Qualified Plans.  Upon termination of employment the Executive shall cease to participate in any qualified benefit plan maintained by the Company, such as the Pension Plan and the 401(k) Plan, and the Executive shall also cease to participate in any welfare benefit plan maintained by the Company, except as otherwise provided in (a)(iii) above or under the terms of such plan.  No employee or employer contributions will be made to any qualified benefit plan based on any bonus paid after the termination of the Executive's employment.

7.       Successors.

          (a)          This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b)          This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c)          The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8.       Notices.  All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at:

                                                       The Clorox Company

                                             1221 Broadway

                                             Oakland, CA  94612

                                             Attn:  General Counsel

or to the Executive at the address written below the Executive's signature on the last page of this document.

Notice of change of address shall be effective only when done in accordance with this Section.

  9.        Entire Agreement.  Together with the Change of Control Agreement effective ___________ between the Executive and the Company, the terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement.  The parties further intend that this Agreement and said Change of Control Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving either Agreement.  The Change of Control Agreement and this Agreement supersede any prior Agreements, written or oral, between the Company and the Executive concerning the terms of his employment.

10.            Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Company other than Executive.  By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

11.            Severability; Enforcement.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

12.            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

13.            Executive Acknowledgment.  Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

14.            Arbitration.  Any controversy between the Executive, his heirs or estate and the Company or any employee of the Company, including but not limited to, those involving the construction or application of any of the terms, provisions or conditions of this Agreement or otherwise arising out of or related to this Agreement, shall be settled by arbitration before a single arbitrator in accordance with the then current commercial arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  The location of the arbitration shall be San Francisco, California if the Executive's current or most recent location of employment with the Company is or was located in Alameda or Contra Costa County, California.  If it is or was elsewhere, the arbitration shall be held at the city nearest to the Executive's last location of employment with the Company that has an office of the American Arbitration Association.  The arbitrator shall, to the extent that the Executive prevails in the arbitration, award attorney's fees to the Executive.

15.            Withholdings.  The Company may withhold from any amounts payable pursuant to this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

The parties have duly executed this Agreement as of the effective date that appears at the beginning of this Agreement.

THE CLOROX COMPANY

The Company

By:

            P. D. Bewley             (Executive)

            It’s Senior Vice President

                                    _________________________

                                    (Address)

                                    _________________________

                                    _________________________

EXHIBIT

GENERAL RELEASE

This document is an important one.  You should review it carefully and, if you agree to it, sign at the end on the line indicated.

You have 21 days to sign this Release, during which time you are advised to consult with an attorney regarding its terms.

After signing  this  Release,  you  have  seven days to revoke it.  Revocation should be made in writing and delivered so that it is received by the Corporate Secretary of The Clorox Company, 1221 Broadway, Oakland, CA 94612 no later than 4:30 p.m. on the seventh day after signing this Release.  If you do revoke this Release within that time frame, you will have no rights under it.  This Release shall not  become effective or enforceable until the seven day revocation period has expired.

The agreement for payment of consideration in paragraph 2 will not become effective until the seven day revocation period has passed.

                    This GENERAL  RELEASE is entered into between The Clorox Company (hereinafter referred to as "Employer") and ___________________ (hereinafter referred to as "Employee").  Employer and Employee agree as follows:

          1.          Employee's regular employment with Employer will terminate as of __________, 20__.  Employee is ineligible for reemployment or reinstatement with Employer.

          2.          Upon Employee's acceptance of the terms set forth herein, the Employer agrees to provide the Employee with compensation and benefits set forth in Section 6 of the Employment  Agreement  between  the  Employee  and  the Employer effective as of _______________, 20__, a copy of which is attached as the first Exhibit to this General Release.  A complete description of those benefits is attached as the second Exhibit to this General Release.

          3(a)    In consideration of the Employer providing Employee this compensation, Employee and Employee's heirs, assignees and agents agree to release the Employer, all affiliated companies, agents and employees and each of their successors and assigns (hereinafter referred to as "Releasees") fully and finally from any claims, liabilities, demands or causes of action which Employee may have or claim to have against the Releasees at present or in the future, except claims for vested benefits, if any.  The claims released  may  include,  but  are  not  limited  to,  any  tax  obligations  as  a  result of the payment of consideration referred to in paragraph 2, and claims arising under federal, state or local laws prohibiting discrimination in employment, including the Age Discrimination in Employment Act (ADEA) or claims growing out of any legal restrictions on the Employer's right to terminate its employees.  Claims of discrimination, wrongful termination, age discrimination, and any claims other than for vested benefits are hereby released.

            (b)   By signing this document, Employee agrees not to file a lawsuit to assert such claims.  Employee also agrees that if Employee breaches this provision, Employee will be liable for all costs and attorneys' fees incurred by any Releasee resulting from such action.

          4.       By signing this document, Employee is also expressly waiving the provisions of California Civil Code section 1542, which provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

                   By signing this document, Employee agrees and understands that Employee is releasing unknown as well as known claims related to Employee's employment in exchange for the compensation set forth above.

          5.          Employee agrees to maintain in complete confidence the terms of this Release, except as it may be necessary to comply with a legally compelled request for information.  It is agreed since confidentiality of this Release is of the essence, damages for violation being impossible to assess with precision, that $10,000 is a fair estimate of the damage caused by each disclosure and is agreed to as the measure of damages for each violation.

          6.          Employee agrees to indemnify and hold Employer harmless from and against any tax obligations for which Employee may become liable as a result of this Release and/or   payments   made   pursuant  to   the   Employment   Agreement,  other   than  tax obligations of the Employer resulting from the nondeductibility of any payments made pursuant to this Release or the Employment Agreement.

          7.          Agreeing to this Release shall not be deemed or construed by either party as an admission of liability or wrongdoing by either party.

          8.          This Release, the Employment Agreement and the plan documents of plans of The Clorox Company referred to in the Employment Agreement set forth the entire agreement between Employee and the Employer.  This Release and the Employment Agreement are not subject to modification except in writing executed by both of the parties.  The Clorox Company plans referred to in the Employment Agreement may be amended in accordance with the provisions of those plans.

                    Employee acknowledges by signing below that Employee has not relied upon any representations, written or oral, not set forth in this Release.

Employee

Dated:

THE  CLOROX  COMPANY

By:

Dated: